Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
 ACTIVE POWER, INC.
Active Power, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “DGCL”), DOES HEREBY CERTIFY:
FIRST:  The original Certificate of Incorporation of this corporation was filed with the Secretary of State of Delaware on March 29, 2000 under the name “Active Power, Inc.”  An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on August 4, 2000, a Certificate of Correction was filed with the Secretary of State of Delaware on June 6, 2006 and a Certificate of Amendment to Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on June 6, 2006.
SECOND: The Restated Certificate of Incorporation of Active Power, Inc. in the form attached hereto as Annex A has been duly adopted in accordance with the provisions of Section 245 of the DGCL by the directors of this corporation.  Pursuant to Section 245 of the DGCL, this Restated Certificate of Incorporation of Active Power, Inc. is an integration into a single instrument of all provisions of Active Power’s certificate of incorporation that are no in effect and therefore approval by the stockholders of this corporation is not required.
THIRD: The Restated Certificate of Incorporation so adopted reads in full as set forth in Annex A attached hereto and is incorporated herein by this reference.
IN WITNESS WHEREOF, Active Power, Inc. has caused this Restated Certificate of Incorporation to be signed by its duly authorized and elected officer this 7th day of June, 2006.

ACTIVE POWER, INC.

By:	/s/ Michael Chibib
Michael Chibib
Vice President and General Counsel

ANNEX A
RESTATED CERTIFICATE OF INCORPORATION
OF
 ACTIVE POWER, INC.
ARTICLE I
The name of this corporation shall be Active Power, Inc. (the “Company”).
ARTICLE II
The address of the registered office of the Company in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware.  The name of the registered agent at that address is The Corporation Trust Company.
ARTICLE III
The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
A.                 Authorized Shares.  The aggregate number of shares that the Company shall have authority to issue is One Hundred Sixty Million (160,000,000), (a) One Hundred Fifty Million (150,000,000) shares of which shall be common stock, par value $0,001 per share (“Common Stock”), and (b) Ten Million (10,000,000) shares of which shall be preferred stock, par value $0.001 per share (“Preferred Stock”).  Of such shares of Preferred Stock, Four Hundred Thousand (400,000) shall be designated as “Series A Junior Participating Preferred Stock,” the rights, preferences and privileges of which are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of Active Power filed with the Secretary of State of Delaware on December 18, 2001.
B.                  Common Stock.  Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Company.  Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company, out of the assets of the Company legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Company.  The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Company upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.
C.                  Preferred Stock.
1.            Series.  The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series.  The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

2.            Rights and Preferences.  The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:
a.            the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;
b.            whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;
c.            the obligation, if any, of the Company to redeem shares of such series pursuant to a sinking fund;
d.            whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
e.            whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;
f.            the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company; and
g.            any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.
ARTICLE V
A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law or (d) for any transaction from which the director derived any improper personal benefit.  If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.

ARTICLE VI
The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Company.
ARTICLE VII
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of the Company may provide.  The books of the Company may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Company.
ARTICLE VIII
Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Company shall so provide.
ARTICLE IX
A.                At each annual meeting of stockholders, directors of the Company shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified.  Effective immediately following the closing of the initial public offering of the Company’s capital stock pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Initial Public Offering”), the directors of the Company shall be divided into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II and Class III.  The initial Class I, Class II and Class III directors shall be those directors designated and elected by resolution of the Board of Directors or stockholders prior to the Initial Public Offering.  The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the closing of the Initial Public Offering (the “First Public Company Annual Meeting”); the term of office of the initial Class II directors shall expire at the next succeeding annual meeting of stockholders; and the term of office of the initial Class III directors shall expire at the second succeeding annual meeting of stockholders.  At each annual meeting after the First Public Company Annual Meeting, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified.  If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.
B.                 Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Company and until his or her successor shall have been duly elected and qualified.

ARTICLE X
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Company.
ARTICLE XI
Effective upon the closing of the Initial Public Offering, stockholders of the Company may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.
ARTICLE XII
Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, effective as of the Initial Public Offering, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Company entitled to vote shall be required to alter, amend or repeal Articles IX or XI or this Article XII, or any provisions thereof.
ARTICLE XIII
Subject to Article XII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
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CERTIFICATE OF AMENDMENT OF
RESTATED CERTIFICATE OF INCORPORATION OF
ACTIVE POWER, INC.

Active Power, Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: The name of this corporation is Active Power, Inc.

SECOND: The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on March 29, 2000. A Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 7, 2006.

THIRD: Pursuant to Section 242 of the General Corporate Law of the State of Delaware (the “DGCL”), this Certificate of Amendment of Restated Certificate of Incorporation amends and restates Article IV, Section A of the Restated Certificate of Incorporation of this corporation to read in its entirety as follows:

“A. Authorized Shares. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each five (5) shares of the Company’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Company. No fractional shares shall be issued and, in lieu thereof, any holder of less than one (1) share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the closing sales price of the Company’s Common Stock as reported on the Nasdaq Capital Market, as of the date this Certificate of Amendment is filed with the Secretary of State of the State of Delaware. The aggregate number of shares that the Company shall have authority to issue is Thirty Two Million (32,000,000), (a) Thirty Million (30,000,000) shares of which shall be common stock, par value $0.001 per share (“Common Stock”), and (b) Two Million (2,000,000) shares of which shall be preferred stock, par value $0.001 per share (“Preferred Stock”). Of such shares of Preferred Stock, Eighty Thousand (80,000) shall be designated as “Series A Junior Participating Preferred Stock,” the rights, preferences and privileges of which are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of Active Power filed with the Secretary of State of Delaware on December 18, 2001.”

FOURTH: This Certificate of Amendment of Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of this corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, Active Power, Inc. has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by J. Douglas Milner, its President and Chief Executive Officer, this 21st day of December, 2012.

ACTIVE POWER, INC.

By:	/s/ J. Douglas Milner
J. Douglas Milner,
President and Chief Executive Officer